SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 April 15, 2005
                Date of Report (Date of earliest event reported)



                           Circuit Research Labs, Inc.
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             (Exact name of registrant as specified in its charter)



Arizona                          0-11353                        86-0344671
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(State or other jurisdiction   (Commission                   (IRS Employer
of incorporation)              File Number)                  Identification No.)


1302 West Drivers Way
Tempe, Arizona                                                          85284
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(Address of principal executive offices)                              (Zip Code)



                                 (480) 403-8300
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              (Registrant's telephone number, including area code)


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ITEM 8.01 OTHER EVENTS

     On April 1, 2005 the Company filed a form 12b-25 regarding its annual report on Form 10KSB for the fiscal year ended 12-31-04. As of the date of this current report the Company's independent auditors have not completed their audit of the Company's financial Statements for 2004.

     The Company believes that the audit will be completed within the next 30 days and the Company will file its form 10KSB as soon as practicable following completion of the audit.


     Although the audit is not complete, the Company provides the following unaudited operating information:

     In its annual report on Form 10-KSB for the year ended December 31, 2004, the Company will report net sales of approximately $13.2 million, an increase of approximately $860,000, or 6%, as compared to the previous year ended December 31, 2003. The increase in net sales is primarily attributable to an increased demand for the Company's higher end products.

     Gross profit for the year ended December 31, 2004 was 56% compared to 55% for the same period in 2003. The 1% increase in gross profit is primarily due to the increase in sales coupled with our ability to increase production runs, allowing us to reduce costs associated with set up and labor. Operating revenue for the year ended December 31, 2004 was approximately $637,000, a decrease of $295,000 from $932,000 reported for the year ended December 31, 2003. The change is primarily attributed to the increase in selling expense associated with the marketing and introduction of its new products in 2004.

     The Company is currently evaluating and has not yet concluded if its inventory reserves are adequate and if it needs to impair its goodwill.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CIRCUIT RESEARCH LABS, INC.




Date: April 15, 2005              By: /s/ Robert McMartin
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                                      Robert McMartin
                                      Vice President and
                                      Chief Financial Officer